Exhibit 2.2

AGREEMENT OF  PURCHASE AND SALE OF ASSETS

Among

DAVID M. FRISCH, M.D., A MEDICAL CORPORATION,

a California professional corporation

“Purchaser”

and

PROSPECT MEDICAL GROUP, INC.

a California professional corporation

“Seller”

and

PROSPECT HEALTH SOURCE MEDICAL GROUP, INC.,

a California professional corporation

“Seller”

 and

PROSPECT MEDICAL SYSTEMS, INC.,

a Delaware corporation

“Seller”

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF ASSETS; ASSUMED LIABILITIES; CONTINGENCY AS TO PORTION OF CLINIC LEASE
	1.1	Acquisition of Assets
	1.2	Assumed Liabilities
	1.3	Contingency as to Clinic Lease

2.	PURCHASE PRICE OF ASSETS:
	2.1	Consideration
	2.2	Fair Market Value

3.	REPRESENTATIONS AND WARRANTIES OF SELLER
	3.1	Organization
	3.2	Authorization
	3.3	No Consent Required; No Violations
	3.4	Title to Assets
	3.5	Inventory; Furniture Fixtures and Equipment
	3.6	Contracts
	3.7	No Litigation and Insurance
	3.8	Violation of Laws
	3.9	No Brokers or Finders
	3.10	Employee & Employee Benefits
	3.11	Confidentiality
	3.12	No Untrue Statements

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER
	4.1	Organization
	4.2	Authority
	4.3	No Litigation and Insurance
	4.4	No Brokers or Finders
	4.5	No Violation of Other Obligations
	4.6	No Consent Required
	4.7	No Untrue Statements

5.	COVENANTS
	5.1	Conduct of Business
	5.2	No Shopping

6.	CONFIDENTIAL INFORMATION; PUBLICITY
	6.1	Confidential Information
	6.2	Publicity

i

7.	CLOSING; CONDITIONS TO OBLIGATIONS TO CLOSE
	7.1	Closing
	7.2	Deliveries by Seller
	7.3	Deliveries by Purchaser
	7.4	Conditions to Purchaser’s Obligations
	7.5	Conditions to Seller’s Obligation

8.	CANCELLATION OF ASSET PURCHASE AGREEMENT
	8.1	Jeopardy
	8.2	Exercise of Cancellation Option

9.	MISCELLANEOUS
	9.1	Risk of Loss
	9.2	No Liability of Seller for Disputes over Inventory, F&E and Allocation of Clinic Lease Square Footage for the Robertson Clinic
	9.3	No Third Party Beneficiaries
	9.4	Entire Agreement
	9.5	Successors and Assigns
	9.6	Counterparts
	9.7	Headings
	9.8	Notices
	9.9	Governing Law
	9.10	Amendment
	9.11	Specific Performance
	9.12	Severability
	9.13	Fees and Expenses
	9.14	Exhibits and Schedules
	9.15	Survival of Representations and Warranties
	9.16	Time of Essence
	9.17	Waivers
	9.18	Attorneys’ Fees
	9.19	Arbitration
	9.20	Construction
	9.21	Further Assurances

EXHIBITS

1.1	Assets
1.1(a)	Prospect Health Source Medical Group, Inc. Exclusive Primary Care Physician Services Agreement
1.3	Assumed Liabilities
7.2(a)	Bill of Sale/Assignment and Assumption Agreement
7.2(b)	Sublease

SCHEDULES

3.3	Consents
3.5	Inventory and Furniture, Fixtures, and Equipment

ii

3.7	Litigation
3.8	Violation of Law
3.10	Employees and Employee Benefits

iii

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (“Asset Purchase Agreement”) is made and entered into as of the 1st day of May, 2001, by and among David M. Frisch, M.D., a Medical Corporation, a California professional corporation (“Purchaser”), Prospect Medical Group, Inc., a California professional corporation (“PMG”), Prospect Health Source Medical Group, Inc., a California professional corporation (“PHSMG”) and Prospect Medical Systems, Inc., a Delaware corporation (“PMS”) (PMG, PHSMG, and PMS are collectively referred to herein as “Seller”).

R E C I T A L S

This Asset Purchase Agreement is made with reference to the following facts and circumstances:

A.                                   PMG is a professional medical corporation which operates as an independent practice association.

B.                                     PHSMG is a professional medical corporation which operates as a medical group and an independent practice association.

C.                                     PMS, by means of a management services agreement with PHSMG (“Management Services Agreement”), is the manager of the administrative portions of the independent practice association functions and medical practice operational functions of PHSMG.

D.                                    PMG, PHSMG and PMS collectively own all the assets of a clinic located at 150 North Robertson Blvd., Suite 350, Beverly Hills, California (the “Robertson Clinic”).

E.                                      PHSMG is the owner of all patient records, all business, financial and accounting records, physician employment contracts and all other professional assets of the Robertson Clinic.

F.                                      PMS, by means of an assignment from PMG, is the owner of all furniture, fixtures and equipment of the Robertson Clinic and other nonprofessional assets of the Robertson Clinic (“FF&E Assets”) and is the named tenant in the real property lease for the office space for the Robertson Clinic (the “Clinic Lease”).

G.                                     PHSMG provides services to the Robertson Clinic in connection with its function as an independent practice association, including the contracting of providers for the Robertson Clinic.

H.                                    The Robertson Clinic consists of the Lipper practice (the “Lipper Practice”) and the Sunset practice (the “Sunset Practice”).

I.                                         The Lipper Practice is composed of the individual practice of Dr. Authur Lipper.  Dr. David Frisch, although not a part of the Lipper Practice or the Sunset Practice, currently rents space from Seller at the Robertson Clinic and has his own individual practice located at the Robertson Clinic (the “Frisch Practice”).

J.                                        The Lipper Practice and Frisch Practice each occupy approximately 1,505 square feet (for an aggregate amount of 3,010 square feet) of the total 5,672 square feet of rental space under the Clinic Lease.  The Sunset Practice occupies the remaining 2,662 square feet of the Robertson Clinic.

K.                                    Seller desires to sell the assets and assign the liabilities of the Lipper Practice to Purchaser, and Purchaser desires to acquire such assets and assume such liabilities, on the terms and conditions set forth in this Asset Purchase Agreement.

L.                                      Seller and Purchaser additionally desire to have PHSMG continue its independent practice association services of contracting with certain existing providers of the Lipper Practice; provided however, that Seller and Purchaser agree that PHSMG shall terminate the Management Services Agreement for the Robertson Clinic as it pertains to the Lipper Practice, as Purchaser will assume management of the Lipper Practice.

NOW, THEREFORE, in consideration of the covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       PURCHASE AND SALE OF ASSETS; ASSUMED LIABILITIES; CONTINGENCY AS TO PORTION OF CLINIC LEASE

1.1                                 Acquisition of Assets.  On the “Closing Date” (as defined in Section 7.1 herein), Seller shall sell and assign to Purchaser, and Purchaser shall acquire from Seller, all of the assets of the Lipper Practice, which assets are listed in Exhibit 1.1 hereto (“Assets”).  Any assets of the Robertson Clinic which are not listed on Exhibit 1.1 shall remain the property of the Seller.

1.2                                 Assumed Liabilities.  On the Closing Date, Purchaser shall assume and become responsible for all of the Assumed Liabilities (as hereinafter defined) which accrued on and after May 1, 2001 (the “Effective Date”).    As used herein, “Assumed Liabilities” shall mean the liabilities and obligations of the Lipper Practice as set forth on Exhibit 1.3 hereof, including but not limited to, 1,505 square feet of the Clinic Lease relating to the Lipper Practice as more fully set forth in the sublease attached hereto as Exhibit 7.2(b) (the “Sublease”) and Seller’s compensatory obligation to those employees set forth on Schedule 3.10 hereof.   In addition, Purchaser shall assume, by means of the Sublease, the additional 1,505 square feet of the Clinic Lease attributable to the Frisch Practice.

1.3                                 Contingency as to Clinic Lease.  Purchaser and Seller acknowledge that PHSMG has, concurrently with this Agreement, entered into a medical director employment agreement (referenced in Section 7.5(h) of this Agreement) with Dr. Authur Lipper.  Should PHSMG terminate Dr. Lipper as medical director “without cause” prior to November 1, 2003, PMS shall have the option, to be chosen by Seller within thirty (30) days of PHSMG’s notice to Dr. Lipper that it elects to terminate his employment “without cause”, to either (i) terminate Purchaser’s sublease obligations as to 1,250 square feet of the 3,010 square feet of the Clinic Lease currently a part of the subleased space of Purchaser pursuant to the Sublease attached hereto as Exhibit 7.2, or (ii) terminate the entire Clinic Lease (all the approximately 5,672 square feet) pursuant to Section 2 of the Second Lease Addendum of the Clinic Lease by giving sixty days notice to the landlord thereunder and paying the liquidated damages amounts described therein, thereby terminating the Sublease, effective ninety (90) days, or a reasonable time thereafter, after the notice of termination to Dr. Lipper.   Should PHSMG terminate Dr. Lipper “for cause”, or for any reason, after November 1, 2003, said termination shall have no effect on Purchaser’s obligations as to the 3,010 square feet of the Clinic Lease being leased to Purchaser pursuant to the Sublease.

2.                                       PURCHASE PRICE OF ASSETS:

2.1                                 Consideration.  Subject to the terms and conditions of this Asset Purchase Agreement, in reliance on the representations, warranties and covenants of the parties hereto and in full consideration of the sale, assignment and delivery of the Assets, the purchase price shall be One Hundred Dollars ($100.00), which will be payable in cash by Purchaser to Seller upon the Closing Date.

2.2                                 Fair Market Value.  The parties agree that the Purchase Price, together with the Assumed Liabilities, reflects the fair market value of the Assets.  The parties agree no consideration is or will be paid for the value of any referrals (direct or indirect) to or from Purchaser, Seller, or any of their respective affiliates.

3.                                       REPRESENTATIONS AND WARRANTIES OF SELLER:

Seller hereby represents and warrants to Purchaser that the statements contained in this Article 3 will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Asset Purchase Agreement throughout this Article 3), except as otherwise specifically set forth in the schedules attached hereto and initialed by the parties.  The schedules are numbered and lettered to correspond to the numbered and lettered sections contained in this Article 3.

3.1                                 Organization.  PMG and PHSMG are California professional corporations duly organized, validly existing and in good standing under the laws of the State of California.   PMS is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite authority to own, lease, and operate its business and to carry on its business as currently being conducted.  Seller is duly qualified to transact its business in the State of California.

3.2                                 Authorization.  Seller has full right, power, authority and legal capacity, to sell the Assets, to execute and deliver this Asset Purchase Agreement, and to carry out the transactions contemplated hereby and, to Seller’s knowledge, no other consent is required.  Seller’s execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement have been duly approved by the board of directors.  All action on the part of Seller necessary for the authorization, execution, delivery and performance of this Asset Purchase Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Asset Purchase Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditor’s rights generally and except as enforceability is subject to general principles of equity.  At the Closing, Purchaser will acquire good title to the Assets free and clear of all security interests, liens, claims, encumbrances, covenants and restrictions of any nature whatsoever (collectively referred to as “Liens”, and, to Seller’s knowledge, no other consent is required).  Other than this Asset Purchase Agreement and the transactions contemplated hereby, there is no contract, commitment or agreement between Seller and any other person with respect to the disposition of any of the Assets.

3.3                                 No Consent Required; No Violations.  Except as set forth in Schedule 3.3, to Seller’s knowledge, neither the execution of this Asset Purchase Agreement by Seller, nor the performance by Seller of Seller’s obligations hereunder requires the consent of any third party which has not been obtained and delivered to Purchaser.  Except as set forth in Schedule 3.3, to Seller’s knowledge, neither this Asset Purchase Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Seller is a party or by which Seller may be bound.  Except as set forth in Schedule 3.3, to Seller’s knowledge, neither this Asset Purchase Agreement nor any of the transactions contemplated hereunder violates, or shall violate, conflict with, result in a default under or breach the articles of incorporation or bylaws of the Seller.

3.4                                 Title to Assets.  To the knowledge of Seller, all of the Assets are (i) in good repair and operating condition, (ii) free from any material defects, except normal wear and tear, and (iii) fit for the purposes for which they are being used.  Seller has good and marketable title to all property and assets that it purports to own or lease. Seller has not mortgaged, encumbered or placed a lien of any kind on the Assets, and Seller has not taken any action which would impair or interfere with the use of the Assets in the conduct of the business of Seller.  At the Closing, Seller shall deliver title to the Assets to Purchaser free and clear of any Liens placed on such Assets by Seller.

3.5                                 Inventory; Furniture, Fixtures and Equipment.  On the Closing Date, the  inventory, furniture, fixtures, and equipment relating to the Lipper Practice which shall be transferred to Purchaser pursuant to this Agreement shall consist of those items identified in Schedule 3.5.

3.6                                 Contracts.

(a)                                  Seller has allowed Purchaser access to inspect and review true and complete copies of all contracts, agreements, leases, documents, written understandings, instruments, loan documents and security agreements concerning the Assets or any Liens against the Assets in excess of $5,000, to which the Robertson Clinic, specifically the Lipper Practice, is a party.

(b)                                 Except as set forth in Schedule 3.6, there are no guarantees by Seller of any obligations or indebtedness whatsoever for any third person or entity.

(c)                                  Seller has not received any notice of any asserted claim of default, breach or violation of, any such contract referred to in Section 3.6 which failure of performance or default would be materially adverse to the Assets except as set forth in Schedule 3.6.

3.7                                 No Litigation and Insurance.  There is no pending litigation, judgment, appeal, investigation or asserted claim (“Action”) or, to Seller’s best knowledge, any threatened Action relating to the Assets, except for the Actions described on Schedule 3.7 hereto.  Seller is not subject to any judgment, decree, order or writ of any court, agency, authority, arbitration panel or other tribunal which would reasonably be expected to materially and adversely affect the Assets.

3.8                                 Violation of Laws.  Except as set forth in Schedule 3.8, to Seller’s knowledge, Seller is not in violation of any law, rule, regulation or administrative or judicial order, the violation of which would have a materially adverse effect on the Assets and to Seller’s knowledge, there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Asset Purchase Agreement would violate, the violation of which would have a materially adverse effect on the Assets.  Seller has not been charged with, threatened with, nor is under any investigation with respect to, any charge concerning any violation of any provision of any such law, rule, regulation or order, the violation of which would cause a materially adverse effect on the Assets.

3.9                                 No Brokers or Finders.  Seller has not incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Asset Purchase Agreement, and if Seller incurred any such liability, such liability shall be and remain its sole responsibility.

3.10                           Employees and Employee Benefits.  Schedule 3.10 contains a complete list of the names, positions, and current annual salaries or wage rates, and all bonus and other compensation arrangements of any kind, of all full-time and part-time employees or officers of PMG, PHSMG and PMS providing services to the Lipper Practice, specifying their names, titles, full or part-time status, and aggregate compensation payable to each, by means of wages, salaries, bonuses, or otherwise, between the Effective Date and the Closing Date, as evidenced by W-2 forms or 1099 forms over the lesser of: (a) the twelve (12) months preceding the date of this Asset Purchase Agreement, or (b) the period of each persons employment, contractual, or fiduciary relationship with PMG, PHSMG and PMS.

3.11                           Confidentiality.  To Seller’s best knowledge, Seller has maintained the confidentiality of all business and patient records as required by and in conformance with all applicable state and federal laws and regulations and Seller has not transferred any patient records to any individual or entity against the request of any patient regarding transferring his or her patient information or records.

3.12                           No Untrue Statements.  To Seller’s knowledge, (a) Seller has not made any materially untrue statement or representation in connection with this Asset Purchase Agreement, and (b) Seller has not failed to state or disclose any material fact in connection with the transactions contemplated by this Asset Purchase Agreement which under the circumstances, is required to be disclosed.

4.                                       REPRESENTATIONS AND WARRANTIES OF PURCHASER:

Purchaser hereby represents and warrants to Seller that the statements contained in this Article 4 will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Asset Purchase Agreement throughout this Article 4), except as otherwise specifically set forth in the schedules attached hereto and initialed by the parties.  Purchaser hereby represents and warrants to Seller that:

4.1                                 Organization.  Purchaser is a California professional corporation validly existing and in good standing under the laws of the State of California.

4.2                                 Authority.  Purchaser has the authority to enter into this Asset Purchase Agreement and to consummate the transactions contemplated hereby.  All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Asset Purchase Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Asset Purchase Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally and except as enforceability is subject to general principles of equity.

4.3                                 No Litigation and Insurance.  To the knowledge of Purchaser, there is no Action or any threatened Action relating to the Assets.  To the knowledge of Purchaser, the Lipper Practice, as part of the Robertson Clinic, is not subject to any judgment, decree, order or writ of any court, agency, authority, arbitration panel or other tribunal which would reasonably be expected to materially and adversely affect the Assets.

4.4                                 No Brokers or Finders.  Purchaser has not incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Asset Purchase Agreement, and if Purchaser incurred any such liability, such liability shall be and remain the sole responsibility of Purchaser.

4.5                                 No Violation of Other Obligations.  To Purchaser’s knowledge, neither this Asset Purchase Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Purchaser is a party or by which it may be bound, or any lease, contract, document, understanding, agreement or instrument affecting Purchaser.  To Purchaser’s knowledge, neither the execution and delivery of this Asset Purchase Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provision of the articles of incorporation or bylaws of the Purchaser or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Purchaser.

4.6                                 No Consent Required.  Neither the execution of this Asset Purchase Agreement by Purchaser, nor the performance by Purchaser of its obligations under this Asset Purchase Agreement, requires the consent of any third party that will not have been obtained and delivered to Seller prior to the Closing Date.

4.7                                 No Untrue Statements.  To Purchaser’s knowledge, Purchaser has made no untrue statement or representation in connection with this Asset Purchase Agreement, and Purchaser has not failed to state or disclose any material fact in connection with the transactions contemplated by this Asset Purchase Agreement.

5.                                       COVENANTS:

5.1                                 Conduct of Business.  Between the date of the execution of this Asset Purchase Agreement and the Closing: (a) Seller and Purchaser shall carry on the Lipper Practice in substantially the same manner as they have previously done; (b) Seller and Purchaser shall use best efforts to maintain and preserve the Assets in good condition and repair, and to prevent the imposition of any Liens on such Assets; (c) Seller and Purchaser shall use best efforts to preserve their relationships with its clients and customers; (d) Seller shall not liquidate or dissolve, take any steps to do same, or inform any third person or entity that it has done or intends to do the same; (e) Seller shall not enter into any material agreements which would affect the Assets without the written consent of Purchaser, which consent shall not be unreasonably withheld; and (f) Seller shall not enter into any material transactions not in the ordinary course of business which would affect the Assets without the written consent of Purchaser, which consent shall not be unreasonably withheld.

5.2                                 No Shopping.  Except as otherwise required by law, between the date of the execution of this Asset Purchase Agreement and the Closing, neither Seller nor any member of Seller’s Board of Directors nor any of Seller’s officers (a) shall enter into negotiations or cause the negotiation on behalf of Seller concerning the acquisition of Seller or the Assets by any individual or entity other than Purchaser, or (b) interfere or cause the interference, in any way, with Purchaser’s acquisition of the Assets.

6.                                       CONFIDENTIAL INFORMATION; PUBLICITY:

6.1                                 Confidential Information.  Each of the parties hereto agrees that, at all times prior to or following the Closing Date, it shall not use for its or their benefit or for any third party’s benefit, any confidential information or trade secrets of any other party or any “Affiliate” (as defined below), or of any successor or assignee of such party or any Affiliate, and shall not disclose or cause to be disclosed to any third party any confidential information or trade secrets of any other party, any Affiliate, or any of their respective successors or assigns at any time prior to or after the Closing Date.  The parties shall maintain and keep confidential the terms of this Asset Purchase Agreement and the negotiations preceding this Asset Purchase Agreement, except as may be required by applicable law.  As used herein, “Affiliate” shall mean any business organization which controls a party directly or indirectly (“Parent”) or which is wholly owned or controlled by Parent or a party.

6.2                                 Publicity.  No party shall, at any time on or after the date hereof through the Closing Date, issue any publicity or written or oral statement, or otherwise disclose the existence of this Asset Purchase Agreement or any of the terms or conditions hereof, or disclose the contemplation, implementation or consummation of any of the transactions intended hereby (other than to its directors, officers, employees, attorneys, financial advisors and other agents and representatives, as necessary in order to negotiate, evaluate, approve and consummate the transactions hereunder), without the prior written consent of Purchaser (in the case of Seller) or Seller (in the case of Purchaser) except as reasonably required of Purchaser by any applicable federal or state securities law (or agency’s) disclosure requirements or bankruptcy laws or order.  In the case of any written publicity or statement, the applicable party with the above right of consent shall have the right to approve in advance the specific language of any such writing.

7.                                       CLOSING; CONDITIONS TO OBLIGATIONS TO CLOSE:

7.1                                 Closing.  The transactions contemplated by this Asset Purchase Agreement shall be consummated at the “Closing.”  The Closing shall take place on May 17, 2001 at Miller & Holguin, 1801 Century Park East, Seventh Floor, Los Angeles, California 90067, or at such other place as may be designated by Seller and Purchaser (“Closing Date”), unless such deadline is extended by Purchaser.

7.2                                 Deliveries by Seller.  At the Closing, Seller shall execute (as to documents calling for execution) and deliver to Purchaser the following:

(a)                                  A duly executed Bill of Sale/Assignment and Assumption Agreement in the form of Exhibit 7.2(a) attached hereto (“Bill of Sale/Assignment and Assumption”) and such other sufficient instruments and documents to convey, transfer, assign, or further perfect, title to each of the Assets as are reasonably requested by Purchaser to transfer the Assets.

(b)                                 The Sublease in the form of Exhibit 7.2(b) duly executed and such other sufficient instruments and documents to assign Seller’s interest in that portion of the Clinic Lease pertaining to the Lipper Practice and that portion of the Clinic Lease pertaining to the Frisch Practice.

(c)                                  An officer’s certificate setting forth a copy of the resolutions adopted by Seller’s Board of Directors authorizing the terms of this Asset Purchase Agreement, the transactions contemplated herein and the Closing and certifying as to the authority of the officers executing this Asset Purchase Agreement and any documents to be delivered by Seller at the Closing.

(d)                                 All manufacturers’ warranties and maintenance contracts, with appropriate assignments, which are still in effect relating to any of the Assets.

(e)                                  Such other customary instruments, documents and certificates in forms reasonably satisfactory to Purchaser as shall be necessary to carry out the intent and effectuate the purposes of this Asset Purchase Agreement and sufficient to vest in Purchaser good title to the Assets, free and clear of all Liens, except those Liens set forth on Schedule 3.4.

7.3                                 Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller the following:

(a)                                  Payment of the Purchase Price in accordance with the terms of Section 2.1 herein and execution of the (i) Bill of Sale/Assignment and Assumption and (ii) Sublease and such other sufficient instruments and documents to assume the Assumed Liabilities as are reasonably requested by Seller to transfer the Assumed Liabilities.

(b)                                 An officer’s certificate setting forth a copy of the resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Asset Purchase Agreement by Purchasers, the transactions contemplated herein and the Closing and certifying as to the authority of the officers executing this Asset Purchase Agreement and any documents to be delivered by Purchaser at the Closing.

(c)                                  All other instruments and documents as Seller may reasonably request as necessary to carry out the intent and effectuate the purposes of this Asset Purchase Agreement.

7.4                                 Conditions to Purchaser’s Obligations.  Purchaser’s obligation to consummate the transactions contemplated by this Asset Purchase Agreement is conditioned upon satisfaction, or waiver by Purchaser in writing, of all of the following on or before the Closing Date:

(a)                                  The performance by Seller of all of its respective covenants and agreements under this Asset Purchase Agreement that are to be performed or satisfied on or prior to the Closing, including but not limited to the satisfaction of all the terms and conditions set forth in Section 1.1, the procurement and delivery to Purchaser of all assignments and consents referred to in Schedule 3.3 and all items required to be delivered under Section 7.2 hereof.

(b)                                 No suit, action, arbitration or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Purchaser or Seller in relation to or affecting the consummation of the transactions contemplated by this Asset Purchase Agreement.

(c)                                  Purchaser’s reasonable approval or satisfaction of each item under this Asset Purchase Agreement that Purchaser is entitled to approve or be satisfied with including, without limitation all schedules and exhibits hereto.

(d)                                 Each of the representations and warranties of Seller are true and correct in all material respects as of the Closing.

(e)                                  The Assets have not suffered any material loss or damage which is not substantially insured.  Seller shall have maintained the Assets in the regular course of business.

(f)                                    Purchaser has not exercised the cancellation option under Section 8 below.

(g)                                 Seller has given all notices to any third parties, if any, made all filings, and applied to obtain all required authorizations, consents and approvals of all health plans, and all governmental agencies in connection with the matters described herein in each case pursuant to applications which are satisfactory to Purchaser in form and substance.

(h)                                 Except as contemplated hereby or consented to by Purchaser, between the date of this Asset Purchase Agreement and the Closing there will not have been:

(i)                                     any material adverse change in the Assets of Seller.

7.5                                 Conditions to Seller’s Obligation.  Seller’s obligation to consummate the transactions contemplated by this Asset Purchase Agreement is conditioned upon satisfaction, or waiver by Seller in writing, of all of the following on or before the Closing Date:

(a)                                  The performance by Purchaser of all of Purchaser’s covenants and agreements under this Asset Purchase Agreement that are to be performed or satisfied on or prior to Closing, including but not limited to the procurement and delivery of all items required to be delivered under Section 7.3 hereof.

(b)                                 No suit, action, arbitration or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Purchaser in relation to or affecting the consummation of the transactions contemplated by this Asset Purchase Agreement.

(c)                                  Seller’s reasonable approval or satisfaction of each item under this Asset Purchase Agreement that Seller is entitled to approve or be satisfied with, including without limitation, all items that Seller reviews due to its Due Diligence efforts and all schedules and exhibits hereto.

(d)                                 Each of the representations and warranties of Purchaser is true and correct in all material respects as of the Closing.

(e)                                  Seller has not exercised the cancellation option under Section 8 below.

(f)                                    There will not have been any material adverse change in the business of Purchaser.  For the purpose of this Section 7.5, “material adverse change” shall mean any change that has resulted, will result or is likely to result in a material adverse effect on the business, results of operation, financial position or assets of Purchaser.

(g)                                 The execution of an agreement between Dr. Authur Lipper and PHSMG providing for Dr. Lipper’s employment as the medical director of PHSMG.

(h)                                 The execution of an Exclusive PCP agreement by Dr. Authur Lipper with PHSMG.

8.                                       CANCELLATION OF ASSET PURCHASE AGREEMENT:

8.1                                 Jeopardy.  In the event the performance by Purchaser or Shareholder of any term, covenant, condition or provision of this Agreement should be in violation of any statute, ordinance, or be otherwise deemed illegal, by a state or federal court or governmental agency  (collectively, “Jeopardy Event”), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Asset Purchase Agreement to remove or negate the effect of the Jeopardy Event.  In the event the parties are unable to negotiate such an amendment within thirty (30) days following written notice by either party of the Jeopardy Event, then Purchaser or Seller may cancel this Agreement immediately upon written notice (“Cancellation Option”).

8.2                                 Exercise of Cancellation Option.  In the event either party exercises the Cancellation Option described above, it shall so notify the other party in writing and each party shall return forthwith all originals and copies of any financial or other records, instruments, or other documents it has received from the other party and, except as provided in this Agreement, all of the parties’ respective rights and obligations hereunder shall terminate immediately.  Notwithstanding the foregoing, the parties’ respective obligations under Sections 6.2 and 6.3 above shall survive exercise of said Cancellation Option.

9.                                       MISCELLANEOUS

9.1                                 Risk of Loss.  Until the Closing, Seller shall bear all risk of loss, damage or destruction to the Assets of the Seller which does not result from a breach by Purchaser of its representations, warranties or covenants herein set forth.

9.2                                 No Liability of Seller for Disputes over Inventory, FF&E and Allocation of Clinic Lease Square Footage for the Robertson Clinic.               Purchaser acknowledges that its principal, Dr. David M. Frisch, currently operates an individual practice at the Robertson Clinic along with the individual practice of Dr. Lipper and the Sunset Practice.  Dr. Frisch is aware of the inventory, furniture, fixtures and equipment and the square footage of the Clinic Lease currently used by the Lipper Practice and the Sunset Practice.  Purchaser acknowledges and agrees that Purchaser worked with the Sunset Practice and Dr. Lipper to  confirm Seller’s allocation of inventory, furniture, fixtures and equipment and square footage of the Clinic Lease attributable to the Lipper Practice and the Sunset Practice and that Seller shall have no liability for disputes with the Sunset Practice, or with Dr. Lipper, over that portion of inventory, furniture, fixtures and equipment or Clinic Lease square footage attributable to the Lipper Practice being conveyed to Purchaser pursuant to this Agreement.

9.3                                 No Third Party Beneficiaries.  The parties intend that the benefits of this Asset Purchase Agreement shall inure only to Purchaser and Seller except as expressly so stated herein.  Notwithstanding anything contained herein, or any conduct or course of conduct by any party hereto, before or after signing this Asset Purchase Agreement, this Asset Purchase Agreement shall not be construed as creating any right, claim or cause of action against Purchaser or Seller by any other person or entity.

9.4                                 Entire Agreement.  This Asset Purchase Agreement, together with all exhibits and schedules hereto, and all documents referred to herein (including without limitation any ancillary agreements), constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Asset Purchase Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Asset Purchase Agreement shall be valid or binding.

9.5                                 Successors and Assigns.  This Asset Purchase Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Asset Purchase Agreement or the rights, interests or obligations hereunder; provided, however, that to the extent permitted by applicable law, Seller, after the Closing may, (i) assign any or all of its rights and interests hereunder to Imperial Bank or its nominees or to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Seller shall remain liable and responsible for the performance of all of its obligations hereunder).  Any assignment or delegation in contravention of this Section 9.5 shall be null and void.

9.6                                 Counterparts.  This Asset Purchase Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

9.7                                 Headings.  The section headings contained in this Asset Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Asset Purchase Agreement.

9.8                                 Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery or upon delivery by facsimile (only where indicated below) on a business day or otherwise on the next succeeding business day; twenty-four (24) hours following deposit with a courier for overnight delivery on a business day or otherwise on the next succeeding business day; or five (5) days following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Purchaser:	David M. Frisch, M.D., a Medical Corporation
150 N. Robertson Blvd., Suite 350
Beverly Hills, California 90211
Attn: David Frisch, M.D.

If to Seller:	Prospect Medical Group, Inc.
6083 Bristol Parkway, Suite 100
Culver City, California 90230
Attn: Jacob Y. Terner, M.D., President

Prospect Health Source Medical Group
6083 Bristol Parkway, Suite 100
Culver City, California 90230
Attn: Jacob Y. Terner, M.D., President

Prospect Medical Systems
6083 Bristol Parkway, Suite 100
Culver City, California 90230
Attn: Jacob Y. Terner, M.D., President

with a copy to:	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, California 90067
Attn: Dale S. Miller, Esq.

9.9                                 Governing Law.  This Asset Purchase Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflict of law provisions thereof.

9.10                           Amendment.  This Asset Purchase Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by both parties.

9.11                           Specific Performance.  Seller acknowledges and agrees with Purchaser that, in the event Seller terminates this Asset Purchase Agreement in violation hereof or otherwise fails to close in breach hereof, Purchaser would be irreparably damaged thereby and that monetary damages would not provide an adequate remedy.  Accordingly, it is agreed that, in such situations, in addition to any other remedies that Purchaser may have at law or in equity, Purchaser shall be entitled to specific performance and to seek injunctive relief to prevent such a breach and specifically to enforce the terms and provisions hereof in any action instituted in a court of competent jurisdiction.

9.12                           Severability.  If any provision of this Asset Purchase Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Asset Purchase Agreement.

9.13                           Fees and Expenses.  Except as otherwise explicitly set forth otherwise in writing signed by the parties, Seller and Purchaser agree to bear their own expenses including, without limitation, attorneys’ fees in connection with the preparation of this Asset Purchase Agreement and the transactions contemplated hereby.

9.14                           Exhibits and Schedules.  All exhibits and schedules attached to this Asset Purchase Agreement are incorporated herein by this reference and all references herein to “Asset Purchase Agreement” shall mean this Asset Purchase Agreement together with all such exhibits and schedules, and all ancillary agreements to be delivered at Closing.

9.15                           Survival of Representations and Warranties.  Except as expressly stated to the contrary herein, the representations and warranties of the parties contained in this Asset Purchase Agreement or in any certificate or document delivered at the Closing pursuant to the provisions hereof shall survive the Closing Date for a period of two (2) years.  The representations, warranties and agreements of Seller set forth in this Agreement shall be effective regardless of any investigation that Purchaser has undertaken or failed to undertake, except to the extent any representation or warranty of Seller is actually known by Purchaser to be untrue prior to Closing, in which case, Purchaser’s sole remedy is to elect not to consummate the transactions contemplated by this Asset Purchase Agreement in accordance with the terms of Section 7.4(c).  The representations, warranties and agreements of Purchaser set forth in this Agreement shall be effective regardless of any investigation that Seller has undertaken or failed to undertake, except to the extent any representation or warranty of Purchaser is actually known by Seller to be untrue prior to Closing, in which case, Seller’s sole remedy is to elect not to consummate the transactions contemplated by this Asset Purchase Agreement in accordance with the terms of Section 7.5(c).

9.16                           Time of Essence.  Time is expressly made of the essence of this Asset Purchase Agreement and each and every provision hereof of which time of performance is a factor.

9.17                           Waivers.  No waiver by any party of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Asset Purchase Agreement.  No failure by any party to take any action against any breach of this Asset Purchase Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Asset Purchase Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

9.18                           Attorneys’ Fees.  Should any party institute any action or procedure to enforce this Asset Purchase Agreement or any provision hereof, or for damages by reason of any alleged breach of this Asset Purchase Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

9.19                           Arbitration.  The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the confidential nature of certain aspects of their relationship.  Accordingly, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as set forth below.

(a)                                  All disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof, shall be resolved exclusively by arbitration in accordance with the provisions of this Section 9.18.  Either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought, and attaching a copy of this Section to the demand.

(b)                                 The parties stipulate to arbitration before a single, mutually agreed upon arbitrator sitting on the Los Angeles, California Judicial Arbitration Mediation Services (“JAMS”) panel.  In the event that the parties are unable to agree upon the person chosen as arbitrator within 30 days of the demand for arbitration, the arbitrator shall be selected in the sole discretion of the JAMS administrator.  The arbitrator shall be a member of the California bar.

(c)                                  The parties shall share all costs of arbitration.  The prevailing party shall be entitled to reimbursement by the other party of such party’s attorneys’ fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

(d)                                 The substantive law of the State of California shall be applied by the arbitrator.  All proceedings in arbitration shall be in accordance with the California Code of Civil Procedure, as amended, and the parties shall have the right to legal discovery in any matter submitted to arbitration in satisfaction of California Code of Civil Procedure Section 1283.05, as permitted by California Code of Civil Procedure Section 1283.1(b).

(e)                                  Arbitration shall take place in Los Angeles, California unless the parties otherwise agree.  As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator.  As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

(f)                                    All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement.  The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment.  Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

(g)                                 Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar equitable relief.

(h)                                 The decision and award of the arbitrator shall be kept confidential by the parties to the greatest extent possible.  No disclosure of such decision or award shall be made by the parties except as required by law or as necessary or appropriate to effect the enforcement thereof.

(i)                                     Should either party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

9.20                           Construction.  The parties have participated jointly in the negotiation and drafting of this Asset Purchase Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Asset Purchase Agreement.

9.21                           Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Asset Purchase Agreement and the intentions of the parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

“SELLER”
PROSPECT MEDICAL GROUP, INC., a California professional corporation

By:	/s/ R. Stewart Kahn
R. Stewart Kahn, Secretary

PROSPECT HEALTH SOURCE MEDICAL GROUP, a California professional corporation

By:	/s/ R. Stewart Kahn
R. Stewart Kahn, Secretary

PROSPECT MEDICAL SYSTEMS, a Delaware corporation

By:	/s/ R. Stewart Kahn
R. Stewart Kahn, Secretary

“PURCHASER”
David M. Frisch, M.D., a Medical Corporation a California professional corporation

By:	/s/ David Frisch
David Frisch, M.D., President